Exhibit 10.79

CTBC Bank Co., Ltd.

Notification of Credit Line Approval

Next Annual Review Date: August 31th, 2019

1. Credit Grantee Name and Joint and Several Guarantor:
Credit Grantee / Legal Representative	China United Insurance Services, Inc. CH005233 Yi-Hsiao Mao	Joint and Several Guarantor		Law Insurance Broker Co. Ltd.
		Co-Issuer of a Negotiable Instrument		Law Insurance Broker Co. Ltd.
		Promissory Note Issuer		–

2. Credit Line Approval (Including Financial Transaction Limit)
(1) Details of Approved Credit Line
Credit Type	Product Type	Amount	Term (months)	Interest Rate and/or Administrative Fees
General Credit-Short-Term with No Collaterals No.TW00097508	Short Term –Foreign Currency	USD 1,500,000	12	Foreign Currency Interest Rate: Negotiated Price
(2) Terms and Conditions of Credit Granting
General Provisions

1.     Use of Funds: Pay for operating expenses; repay the disbursement fee of operating expense of subsidiary companies

2.     The following part of this case is payable, which refers to the funds that will be allocated over USD1,000,0000 after Law Insurance Broker Co. Ltd. finishing distributing interests to upper layer shareholders in August 2019.

Special Provisions		-

(3)   Notes

After your company signs this notification, as the market condition changes, CTBC reserves the rights to approve or reject your company’s application for withdrawing or using the credit line based on the original interest rate/administrative charge. If your company indeed demands funds, your company can apply for drawdown only after both parties have agree on the interest rate/administrative charge or the credit line, and record the information on the relevant drawdown application. Any matter not addressed herein shall be resolved by reference to CTBC’s credit line agreement and relevant policies.

CTBC Bank Co., Ltd.

China United Insurance Service, Inc. (seal)

Date: September 12, 2018